EXHIBIT 99.1
National Western Life Group, Inc. Announces 2016 First Quarter Earnings

Austin, Texas, May 5, 2016 ‑ Ross R. Moody, President and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today first quarter 2016 consolidated net earnings of $17.3 million, or $4.88 per diluted Class A common share, compared with consolidated net earnings of $21.3 million, or $6.03 per diluted Class A common share, for the first quarter of 2015. The Company's book value per share increased to $454.67 as of March 31, 2016 from $443.32 at December 31, 2015.

The Company reported revenues from operations, excluding net realized and unrealized gains and losses on investments and index options, of $159.5 million for the quarter ended March 31, 2016, an increase of 3% over the same period for 2015. Mr. Moody commented on the Company's revenue growth saying, "There is clearly a great deal of uncertainty in the financial markets which may be manifested through increased levels of volatility. The timing and the future direction the Federal Reserve may take on interest rates adds to the level of uncertainty. This backdrop is a challenging one for the life insurance industry and, in this context, tests our ability to generate growth." Mr. Moody further noted that the U.S. Department of Labor's final fiduciary regulation adopted in early April presents additional obstacles for financial service providers. "There are concerns that individuals will receive less financial help in a time when they are increasingly tasked with the responsibility of planning for their financial futures and retirements. National Western's fixed-index annuities have proved to be a valuable tool in the financial portfolios of today's families and we will endeavor to work with the industry and our distribution partners to provide workable business models." The Company's fixed-index annuity sales increased to $156.8 million in the first quarter of 2016 from $154.5 million in 2015.

Earnings from operations, excluding net realized gains and losses on investments, declined to $15.7 million for the quarter ended March 31, 2016, or $4.44 per diluted Class A common share, from $20.7 million, or $5.85 per diluted Class A common share, in the same period for 2015. Mr. Moody commented on the earnings saying, "The insurance business is one of the most litigious industries around and our first quarter results included a $2.9 million charge for a judgment against the Company in a situation where we paid out the contractual benefit in accordance with the contract terms. While we fully intend to appeal this decision, it is indicative of the costs we encounter in providing products to our customers." Mr. Moody added that, excluding this charge, the Company's operating expenses for the quarter were lower than those incurred in the first quarter of 2015.

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various international countries. National Western has 266 employees and approximately 24,300 contracted independent agents, brokers, and consultants. At March 31, 2016, the Company maintained total consolidated assets of $11.7 billion, stockholders' equity of $1.7 billion, and life insurance in force of $21.7 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
(Formerly National Western Life Insurance Company and Subsidiaries)
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Revenues, excluding investment and index option gains (losses)	159,462	155,198
Realized and unrealized gains (losses) on index options	(12,901)	(8,287)
Realized gains on investments	2,381	979
Total revenues	148,942	147,890

Earnings:
Earnings from operations	15,712	20,690
Net realized gains on investments	1,547	636
Net earnings	17,259	21,326

Net earnings attributable to Class A shares	16,771	20,723

Basic Earnings Per Class A Share:
Earnings from operations	4.44	5.85
Net realized gains on investments	0.44	0.18
Net earnings	4.88	6.03

Basic Weighted Average Class A Shares	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	4.44	5.85
Net realized gains on investments	0.44	0.18
Net earnings	4.88	6.03

Diluted Weighted Average Class A Shares	3,437	3,438

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com